Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, FL 33401

+1.561.515.6078

Media Contact:

Sherrie Weldon

+1.415.293.4408

sherrie.weldon@fticonsulting.com

Investor Contact:

Daniel Hoey

+1.312.553.6718

daniel.hoey@fticonsulting.com

FTI CONSULTING ANNOUNCES NOMINATION OF DIRECTORS TO STAND FOR ELECTION AT 2012 ANNUAL MEETING OF STOCKHOLDERS AND MARK H. BEREY’S DECISION NOT TO STAND FOR RE-ELECTION

West Palm Beach, Fla., April 3, 2012 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, announces that on March 28, 2012, its Board of Directors nominated Claudio Costamagna, Sir Vernon Ellis, Marc Holtzman and Henrique de Campos Meirelles to join incumbent directors Denis J. Callaghan, Jack B. Dunn, IV and Gerard E. Holthaus to stand for election as directors of FTI Consulting at the 2012 annual meeting of stockholders.

On March 28, 2012, Mark H. Berey informed the Board of Directors of the Company that he will not stand for re-election to the FTI Consulting, Inc. Board of Directors at its 2012 annual meeting of stockholders. Mr. Berey has been a director of the Company since 2004. His term of office as a director of the Company will expire at the 2012 annual meeting of stockholders.

In addition, Matthew F. McHugh, who has served as a director of FTI Consulting since 2005, has reached the age of 72 and, in accordance with the Company’s retirement age policy for directors, will retire and not stand for re-election when his term expires at the 2012 annual meeting of stockholders.

Dennis J. Shaughnessy, executive Chairman of the Board, stated “The Board of Directors and FTI Consulting thank Mark and Matt for their years of dedicated service and we wish them well in all of their future endeavors. It is evidence of FTI Consulting’s world-class global reputation that exceptional candidates like Claudio Costamagna, Sir Vernon Ellis, Marc Holtzman and Henrique de Campos Meirelles have agreed to stand as nominees for election to our Board. All are impressive leaders, with outstanding global expertise operating businesses outside of the U.S. in regions and industries that are primary focuses of FTI Consulting.”

Claudio Costamagna led the Goldman Sachs Group’s investment banking operations in Europe, the Middle East and Africa until 2006, culminating in his position as Chairman of the investment banking division for Europe, Middle East and Africa. He has remained in the financial advisory sector through his boutique firm CC e Soci.

Sir Vernon Ellis has extensive experience in international management consulting accumulated during his 40- year career with Accenture Ltd, having retired in 2010 as Chairman, International. Since his retirement, Sir Vernon Ellis has focused his attention on civic and philanthropic endeavors, including his present position as Chair of the British Council, the UK’s international cultural relations group.

Marc Holtzman is Vice Chairman of Barclays Capital, the investment banking division of Barclays Group. Prior to joining Barclays Capital. Mr. Holtzman was executive vice chairman of investment banking at ABN Amro Bank after having sold his firm, MeesPierson EurAmerica, an investment banking boutique specializing in the markets of Central and Eastern Europe, to ABN Amro. Marc has also served in the cabinet of Governor Bill Owens as Colorado’s first secretary of technology and was President of the University of Denver.

Henrique de Campos Meirelles enjoyed a distinguished 28-year career in the banking and financial sector, first with BankBoston Corporation and then with its successor Fleet Boston Financial Corporation, ultimately serving as the President of Corporate and Global Banking. Mr. de Campos Meirelles served as Governor of the Central Bank of Brazil from 2007 to 2010. Currently, he is the non-executive Chairman of the Public Olympic Council of Brazil.

Stockholders will elect seven directors for one-year terms at the Company’s 2012 annual meeting of stockholders. Four of the Company’s current directors are currently serving terms that will expire at the Company’s 2013 annual meeting of stockholders. On March 28, 2012, the Board also authorized an increase the overall size of the Board to 11 from nine directors, to be effective with the election of directors at that 2012 annual meeting of stockholders.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 23 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at http://www.fticonsulting.com.

Additional Information and Where to Find It

FTI Consulting intends to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the election of certain nominees as directors and certain other matters to be considered by the stockholders of FTI Consulting at its 2012 annual meeting of stockholders. When completed, the definitive proxy statement will be sent or made available to the stockholders of FTI Consulting of record on March 26, 2012 and will contain important information about the proposed nominees for election as directors and the other matters to be considered at the 2012 annual meeting of stockholders. BEFORE MAKING ANY VOTING DECISION, FTI CONSULTING’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED NOMINEES FOR ELECTION AS DIRECTORS AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS. This press release does not constitute a solicitation of any vote or approval.

Investors will be able to obtain these documents free of charge at the SEC’s Web site (www.sec.gov). In addition, documents filed with the SEC by FTI Consulting will be available free of charge from FTI Consulting, by contacting the Corporate Secretary at 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202.

Participants in the Solicitation

The directors, nominees for election as director, executive officers and certain other members of management and employees of FTI Consulting may be deemed “participants” in the solicitation of proxies from stockholders of FTI Consulting in connection with the matters to be considered at the 2012 annual meeting of stockholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of FTI Consulting in connection with such matters will be set forth in the definitive proxy statement to be filed with the SEC. In addition, you can find information about the FTI Consulting’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2011 and in its definitive proxy statement filed with the SEC on April 18, 2011.

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